FOR IMMEDIATE RELEASE


Contact:  Carol DiRaimo,
          Vice President of Investor Relations
          (913) 967-4109

                Applebee's International Delays Filing Form 10-K
                   to Finalize Corrections in Lease Accounting

Overland Park, Kan., March 11, 2005 -- Applebee's International, Inc. (Nasdaq:APPB) today announced that it will file a Form 12b-25 for a fifteen-day extension of the March 11, 2005 filing deadline for its Annual Report on Form 10-K for the fiscal year ended December 26, 2004. The company now expects to file its Annual Report on Form 10-K on or before March 28, 2005.

The company had previously announced that, like many other companies in the restaurant, retail and other industries, the company is reviewing its accounting treatment for leases and depreciation of related leasehold improvements. The company has discussed its lease accounting practices with its audit committee and consulted with its independent registered public accountants, Deloitte & Touche LLP, and has determined it will correct its accounting practices in this area. The company has not yet made a final determination as to whether the corrections will be made as a cumulative adjustment in the fourth quarter of 2004 or as a restatement of historical financial statements.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are currently 1,691 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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